EXHIBIT 2.12
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                               TRUST AGREEMENT

                          Dated as of March 9, 1999

                                by and among

                       LASALLE PARTNERS INCORPORATED,

                       HARRIS TRUST AND SAVINGS BANK,

                                     and

            The Persons named as "Shareholders' Representatives"
                        on the Signature Pages hereto







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            AGREEMENT made as of March 9, 1999 (the "Agreement"), by and among LASALLE PARTNERS INCORPORATED, a Maryland corporation (the
"Company"), HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (the "Trustee"), and the persons named as "Shareholders' Representatives" on the signature pages hereto.


                            W I T N E S S E T H:

            WHEREAS, the Company, certain subsidiaries of the Company and the Jones Lang Wootton entities (in the case of the Europe/USA Purchase and Sale Agreement as specified on Schedule 1 attached hereto) and persons identified therein have entered into three separate Purchase Agreements, each dated as of October 21, 1998, as amended (the "Purchase Agreements"), pursuant to which the Company will acquire all of the equity interests of the companies that, following certain reorganization transactions, will own substantially all of the assets of and be engaged in the worldwide property and asset management, advisory and other real estate related businesses currently conducted under the name "Jones Lang Wootton" or "JLW" (collectively, the "JLW Businesses") for consideration consisting of shares of common stock of the Company, $.01 par value per share ("Company Common Stock"), and cash.

            WHEREAS, pursuant to the Purchase Agreements, the Company is required to establish an irrevocable discretionary trust (the "Trust") for the purpose of providing equity participation in the Company for current and former employees of the JLW Businesses (and certain related persons) and at Closing will issue 1,571,441 shares of Company Common Stock (the "Initial ESOT Shares") to the Trust (or such lesser number as is agreed to by the parties to the Purchase Agreements). Moreover, the Company will issue on behalf of the Trust 91,988 shares of Company Common Stock and 108,895 shares of Company Common Stock to the Escrow Agent as indemnification shares (the "ESOT Escrow Shares") and Adjustment Shares (the "ESOT Adjustment Shares" and, together with the ESOT Escrow Shares and the Initial ESOT Shares, the "ESOT Shares") respectively, pursuant to the terms of the Purchase Agreements and the Escrow Agreement.

            WHEREAS, pursuant to the terms of the Sellers' Contribution and Coordination Agreement (the "SCCA"), dated as of November 24, 1998, among the JLW entities identified therein, the Europe/USA Region Shareholders, Asia Region Shareholders and the Australasia Region Shareholders and the other parties identified therein, a representative for each of the Europe/USA Region Shareholders, Asia Region Shareholders and Australasia Region Shareholders have been designated (the "European Region Representative," "Asia Region Representative" and "Australasia Region Representative," respectively) to take certain actions and make certain determinations regarding their respective regions in connection with and pursuant to the Purchase Agreements, SCCA, Escrow Agreement, this Agreement and the other Ancillary Agreements; provided, that pursuant to an amendment to the SCCA an individual has been appointed in lieu of the Australasia Region Representative for all purposes under this Agreement (the "Australasia Region ESOT Representative") (the European Region Representative, Asia Region Representative and Australasia Region ESOT Representative are collectively referred to herein as the "Shareholders' Representatives").

            WHEREAS, the Trustee is willing to serve as trustee and to hold legal title to the assets of the Trust, in trust, for the purposes hereinafter stated and in accordance with the terms hereof;

            NOW, THEREFORE, effective as of the date hereof, the Company hereby establishes the Trust with the Trustee, and the Trustee hereby agrees to accept its appointment as trustee thereof, subject to the following terms and conditions:




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                                  ARTICLE I

                  GENERAL MATTERS AND DUTIES OF THE PARTIES

      1.1 DEFINITIONS. Terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreements.

      1.2 GENERAL DUTIES OF TRUSTEE. The Trustee shall have no authority over and shall have no responsibility for the administration of the Trust Fund (as hereinafter defined), except as expressly provided for herein.
The Company and the Shareholders' Representatives shall furnish the Trustee with such information relative to the Trust Fund as is necessary for the proper administration of the Trust Fund. The Trustee shall not allocate, distribute or dispose of any assets of the Trust Fund, including the ESOT Shares, without the prior written instructions of the Shareholders' Representatives and the Company, except as expressly provided for herein. The Trustee shall hold on the terms set forth herein all payments and property received by it hereunder, including the Initial ESOT Shares, the ESOT Escrow Shares (to the extent received by the Trustee from the Escrow Agent) and the ESOT Adjustment Shares (to the extent received by the Trustee from the Escrow Agent) which, together with the income and gains therefrom, shall constitute the trust fund (the "Trust Fund"). The Trustee shall protect and conserve the Trust Fund, collect the income thereon and make distributions therefrom, all as hereinafter provided. The Trustee shall be responsible only for the property actually received by it hereunder.

      1.3   RIGHTS, OBLIGATIONS OR DISCRETIONS OF THE TRUSTEE UNDER THE
SCCA.   In the event the Trustee, as a party to the SCCA, shall have any rights, discretion or obligation thereunder, other than as described in
Section 3.12 hereof, (i) the Trustee shall exercise the relevant right or discretion in accordance with the written instructions given to it by the Shareholders' Representatives provided no later than five Business Days prior to the required exercise of the relevant right or discretion; (ii) the Trustee shall discharge the relevant obligation only to the extent that it can do so by transferring ESOT Shares, or other property included within the Trust, and only then in accordance with the written instructions given to it by the Shareholders' Representatives; and (iii) pending receipt by the Trustee of written instructions from the Shareholders' Representatives as described in this Section 1.3, the Trustee shall take no action in relation to the relevant right, discretion or obligation under the SCCA.

      1.4 NONDIVERSION OF FUNDS. Notwithstanding anything to the contrary contained in this Agreement, no part of the Trust Fund other than expenses, fees, indemnities and taxes properly charged to the Trust Fund or a Participant (as hereinafter defined) under this Agreement shall be used for or diverted to purposes other than for distribution to Potential Participants (as hereinafter defined).

      1.5   REGIONAL SUB FUNDS, SUB FUNDS AND PARTICIPANT ACCOUNTS.

            (1) The Trust Fund shall be segregated into separate sub funds for (i) the current or former employees of the JLW Businesses operated by the Europe/USA Region Companies (the "Europe/USA Sub Fund"),
(ii) the current or former employees of the JLW Businesses operated by the Asia Region Companies (the "Asia Sub Fund") and (iii) the current or former employees of the JLW Businesses operated by the Australasia Region Companies (the "Australasia Sub Fund" and, collectively with the Europe/USA Sub Fund and Asia Sub Fund, the "Regional Sub Funds"). At Closing, the Initial ESOT Shares, ESOT Escrow Shares and ESOT Adjustment Shares shall be credited to the Regional Sub Funds as follows: (i) Europe/USA Sub Fund - 1,377,830 Initial ESOT Shares (or such lesser number as is agreed to by the parties to the Purchase Agreements), 80,505 ESOT Escrow Shares and 92,728 ESOT Adjustment Shares; (ii) Asia Sub Fund - 17,747 Initial ESOT Shares, 972 ESOT Escrow Shares and 0 ESOT Adjustment Shares; and (iii) Australasia


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- 175,864 Initial ESOT Shares, 10,511 ESOT Escrow Shares and 16,167 ESOT
Adjustment Shares. In the case of ESOT Escrow Shares and ESOT Adjustment Shares, the credits made to such Regional Sub Fund, and Sub Sub Fund (as hereinafter defined), shall be conditional upon receipt of such shares by the Trustee from the Escrow Agent. In the event the ESOT Shares credited to the Europe/USA Sub Fund have been reduced by agreement of the parties to the Purchase Agreements, the Company and the Shareholders' Representatives shall provide written notice to the Trustee specifying the number of shares to be credited to the Europe/USA Sub Fund and United States Sub Sub Funds (as hereinafter defined).

            (2) The Europe/USA Sub Fund shall be segregated into Sub Sub Funds (each a "Sub Sub Fund" and collectively the "Sub Sub Funds") as set forth on Schedule 2 hereto. At Closing, the Initial ESOT Shares, ESOT Escrow Shares and ESOT Adjustment Shares credited to the Europe/USA Sub Fund shall be credited to each Sub Sub Fund as set forth on Schedule 2; provided, however, with the prior written consent of the Company (which consent will not be unreasonably withheld), the Shareholders' Representatives may direct the Trustee to transfer ESOT Shares which have not been allocated to a Participant Account from one Sub Sub Fund to another Sub Sub Fund; provided further, that no ESOT Shares may be transferred from the Ireland Sub Sub Fund, the Scotland Sub Sub Fund, Pan Euro Sub Sub Fund or the Germany Sub Sub Fund to another Sub Sub Fund, except to reflect the transfer of employees between countries within the Europe/USA region.

            (3) After a Participant has been designated and an allocation made pursuant to Article II of this Agreement, the Trustee shall maintain an account for each such Participant within the appropriate Regional Sub Fund or, if applicable, Sub Sub Fund (a "Participant Account").

            (4) The Trustee shall maintain accurate records of all allocations, distributions and dispositions with respect to the Regional Sub Funds, the Sub Sub Funds and the Participant Accounts, and the number of ESOT Shares which remain unallocated (in respect of each Regional Sub Fund and Sub Sub Fund, the "Unallocated Regional Sub Fund" and the "Unallocated Sub Sub Fund" respectively) within each Regional Sub Fund and Sub Sub Fund, and the Trustee shall credit the Unallocated Regional Sub Funds and the Unallocated Sub Sub Funds (with respect to unallocated portions of the Trust Fund) and the Participant Accounts (with respect to allocated portions of the Trust Fund), as applicable, periodically with all dividends or distributions made and income earned with respect to ESOT Shares credited to such funds or accounts. The establishment and maintenance of the Regional Sub Funds, the Sub Sub Funds, the Unallocated Regional Sub Funds and Unallocated Sub Sub Funds and the Participant Accounts hereunder shall be for accounting and bookkeeping purposes only and shall not require actual segregation of any part of the assets of the Trust.

            1.6 STOCKHOLDER AGREEMENT. In connection herewith, the Trustee shall on or prior to the Closing Date have executed that certain Stockholder Agreement, between the Company and the Trustee (the
"Stockholder Agreement"), a copy of which is attached as Exhibit A hereto, and the Trustee shall comply with the terms thereof.

            1.7 VOTING. The Trustee shall vote the Initial ESOT Shares, and to the extent that any ESOT Escrow Shares or ESOT Adjustment Shares have been provided to the Trustee by the Escrow Agent, such ESOT Escrow Shares and ESOT Adjustment Shares, in accordance with the Stockholder Agreement. In any voting matter for which the Stockholder Agreement does not specifically prescribe how such shares shall be voted, the Trustee shall vote such shares for, against or to abstain in the same proportions as the shares of Company Common Stock are voted by all other stockholders of the Company in respect of such matter. This Section 1.7 shall also apply in the case of any action by stockholders' consent without a meeting.



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                                 ARTICLE II

              PARTICIPANTS, ALLOCATIONS AND VESTING CONDITIONS

      2.8 ALLOCATION OF SHARES CREDITED TO REGIONAL SUB FUNDS AND SUB SUB FUNDS. Except as provided in Sections 2.3(b), and 2.6 or otherwise agreed to by the Company, ESOT Shares may be allocated only to persons who are employees (and become employees of the Company or its subsidiaries or affiliates after Closing) of the Europe/USA Region Companies or a subsidiary or affiliate thereof with respect to the Europe/USA Sub Fund, the Asia Region Companies, or a subsidiary or affiliate thereof with respect to the Asia Sub Fund and the Australasia Region Companies, or a subsidiary or affiliate thereof with respect to the Australasia Sub Fund; provided that ESOT Shares credited to a specific country Sub Sub Fund may only be allocated to current or former employees of JLW entities incorporated or with their principal place of business within the relevant country or who habitually reside or in the past have habitually resided in the relevant country or who become so habitually resident or employees of the Company or one of its subsidiaries or affiliates so incorporated or with such principal place of business following the Closing (such persons in relation to each Regional Sub Fund or Sub Sub Fund are hereinafter referred to as "Potential Participants" of that Regional Sub Fund or, as the case may be, Sub Sub Fund).

      2.9 SELECTION OF PARTICIPANTS. Subject to the terms and conditions of this Agreement, the European Region Representative, the Asia Region Representative and the Australasia Region ESOT Representative, respectively, shall recommend to the Shareholders' Representatives as a group participants ("Participants") from among the applicable Potential Participants (in accordance with the employee designations specified on Schedule 3 attached hereto), recommend allocations of ESOT Shares, recommend Vesting Conditions (as hereinafter defined) and recommend the proposed distribution date (the "Distribution Date") of allocated ESOT Shares ("Awards") with respect to the applicable Regional Sub Fund and, with respect to the Europe/USA Sub Fund, the Sub Sub Funds and the Shareholders' Representatives as a group shall make determinations based on such recommendations; provided that all such determinations shall be made in accordance with this Agreement. In the case of the Germany Sub Sub Fund, the Europe/USA Region Representative may recommend, and the Shareholders' Representatives shall have the right to grant, Awards to Participants which consist of withdrawal rights, which withdrawal rights may be exercised at the election of the Participant at any time after December 31, 1999 but on or prior to December 27, 2000; provided that any portion of an Award as to which withdrawal rights have not been exercised on or prior to December 27, 2000 shall lapse on such date (subject to Section 3.4(b) hereof). Notwithstanding any such recommendation, the ultimate decision in relation to every Award shall be made by majority decision of all of the Shareholders' Representatives (for the avoidance of any doubt the provisions of clause 7 of the SCCA are not intended to be incorporated hereunder) who need not follow the recommendation of the applicable regional Shareholders' Representative.

      2.10 ELIGIBILITY. (a) In recommending the persons to whom Awards shall be made, the relevant regional Shareholders' Representative shall take into account such factors, including but not limited to the duties and the past, present and potential contributions to the success of the Company and its subsidiaries, or of that of any of the JLW Businesses, of the Potential Participants, as such Shareholders' Representative shall deem relevant. The Company shall not be responsible, or have any liability to any Participant or Potential Participant, for any determination of eligibility made by the Shareholders' Representatives.



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            (1)   Without the written consent of the Company, which consent
shall not be unreasonably withheld, the Shareholders' Representatives shall not allocate or distribute any of the ESOT Shares to any (i) person who received Consideration Shares pursuant to the Purchase Agreements, if the Company reasonably determines that such allocation or distribution would adversely affect the Company's tax or accounting position, (ii) former employee of the JLW Businesses who does not become an employee of the Company or of one or more of its subsidiaries or affiliates at Closing or
(iii) Shareholders' Representative.

            (2) In the event of the death of a Potential Participant, the term "Potential Participant" in such case shall include such Potential Participant's spouse, dependents and legatees as such rights shall be governed by the applicable laws of inheritance.

      1.11  TIMING AND ALLOCATIONS.

            (1) The ESOT Shares, including ESOT Escrow Shares and ESOT Adjustment Shares, credited to each Regional Sub Fund or, if applicable, Sub Sub Fund, shall be allocated on the dates (each an "Allocation Date") and in the amounts set forth on Schedule 3 attached hereto. Except with the prior written consent of the Company (which may be withheld for any reason or no reason) , no allocations may be made after December 31, 2000 (the "Final Allocation Date") or on any date other than an Allocation Date.

            (2) With respect to each Allocation Date, the Shareholders' Representatives shall give the Trustee and the Company written notice (the "Company Allocation Notice") specifying the names, addresses, habitual residence and employer of the Participants, the Regional Sub Fund or, if applicable, Sub Sub Fund from which ESOT Shares will be allocated, the number of shares subject to Vesting Conditions ("Unvested Shares") and the nature of the Vesting Conditions, the number of shares not subject to Vesting Conditions ("Vested Shares"), the number of ESOT Escrow Shares and ESOT Adjustment Shares, the proposed Distribution Date of the Vested Shares, the proposed Distribution Date for Unvested Shares subject to a required term of employment and the withdrawal rights, if any, applicable to the Award; provided that no Distribution Date shall be later than January 31, 2001. Each such notice shall be given at least 90 days prior to the applicable Allocation Date, except with respect to the ESOT Shares allocated on the Closing Date (the "Closing Allocation Date"), in which case such notice shall be delivered at least five Business Days prior to the Closing Allocation Date. During the 30 days following the Company Allocation Notice (two Business Days in the case of the Closing Date) (the "Review Period"), the Company and the Shareholders' Representatives shall review the allocations included in the Company Allocation Notice to confirm that such allocations have been made in compliance with the terms of this Agreement. Within five (5) Business Days, following each Review Period, the Company and the Shareholders' Representatives shall provide the Trustee with written notice instructing the Trustee to provide written notice to each Participant (the "Participant Notice") specified in the Company Allocation Notice whose proposed allocation complies with the terms of this Agreement; provided that with respect to the Closing Allocation Date, Participants shall be notified within 10 Business Days after the Closing Allocation Date and in respect of the other two Allocations Dates, Participants may not be notified earlier than 60 days prior to such Allocation Date. No Award shall be effective until the applicable Allocation Date and no allocation shall be effective unless the Participant has satisfied the conditions set forth in Section 2.5 hereof (except with respect to allocations on the Closing Allocation Date). Each such Participant Notice shall be substantially in the form set out in Part IA (Non-U.S. standard distribution), Part IB (U.S. standard distribution) or
Part II (withdrawal rights) of Schedule 4, or in relation to any Award of ESOT Shares contained in any Regional Sub Fund, in such other form as may


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be approved by the Company and the Shareholders' Representatives.  On or
prior to the applicable Allocation Date, the Company and the Shareholders' Representatives shall be required to provide written notice to the Trustee in the form attached hereto as Schedule 5 (the "Trustee Allocation Notice") instructing the Trustee to make all allocations specified in the Trustee Allocation Notice; provided that neither the Company nor the Shareholders' Representatives shall have any obligation to execute a Trustee Allocation Notice with respect to (i) any Award that does not comply with the terms of this Agreement or (ii) any Participant who has failed to satisfy the conditions set forth in Section 2.5 (except with respect to allocations on the Closing Allocation Date). The Trustee shall make the allocations set forth in the Trustee Allocation Notices on the applicable Allocation Date. In the event that all shares required to be allocated on an Allocation Date are not provided for in the Trustee Allocation Notices submitted to the Trustee in respect of that Allocation Date, such non-allocated shares shall be allocated by the Trustee pursuant to written instructions of the compensation committee of the Company's Board of Directors, effective as of the applicable Allocation Date.

            (3) Except with respect to allocations on the Closing Allocation Date, in the event any Participant specified in the Company Allocation Notice does not satisfy the conditions set forth in Section 2.5 on or before the date 15 days before the applicable Allocation Date, the Company and the Shareholders' Representatives shall, subject to the terms of this Agreement, cause the ESOT Shares proposed to be allocated to such Participant to be allocated to one or more Potential Participants or Participants (in this instance, the Shareholders' Representatives shall have the right to select additional Participants after the Review Period in accordance with Section 2.2, subject to the Company's confirmation that such allocation is in compliance with the Agreement) who have satisfied the conditions set forth in Section 2.5 prior to the applicable Allocation Date.

            (d) The ESOT Escrow Shares and ESOT Adjustment Shares shall be allocated by the Shareholders' Representatives to Participants on the applicable Allocation Date in accordance with the amounts and dates specified on Schedule 3; provided, that if such shares have not been received by the Trustee from the Escrow Agent, such allocation shall be conditional on receipt of such shares by the Trustee.

      2.12 CONDITIONS TO ALLOCATIONS. Except with respect to allocations on the Closing Allocation Date, no Participant shall have the right to be allocated an Award hereunder unless such Participant shall have (i) executed a stockholder agreement in the form attached as Exhibit B hereto; and (ii) executed a recall acknowledgment relating to potential recall obligations under the SCCA in the form attached as Exhibit C hereto (the "SCCA Undertaking").

      2.13  REALLOCATIONS.   (a) In the event that the Vesting Conditions
applicable to ESOT Shares which have been allocated to a Participant's Account are not satisfied or any Award, or portion thereof, in the form of withdrawal rights shall lapse in accordance with its terms (including as a result of the failure by the relevant Participant to exercise his or her withdrawal rights in their entirety) or an Award has lapsed pursuant to
Section 2.6(b) below or Section 2.12 (such shares being referred to as "Forfeited ESOT Shares"), the Forfeited ESOT Shares shall be reallocated by the Shareholders' Representatives on the Final Allocation Date to one or more Potential Participants or Participants who have satisfied the conditions specified in Section 2.5 on or prior to the Final Allocation Date irrespective (notwithstanding any other provision of this agreement) of any such Potential Participant's or Participant's Regional Sub Fund or Sub Sub Fund; provided, that ESOT Shares subject to Awards in the form of withdrawal rights shall only be allocated to Participants or Potential Participants of the Europe/USA Sub Fund; provided further, that any reallocated Forfeiture ESOT Shares shall not be subject to any Vesting Conditions.

            (b) In connection with ESOT Shares (including ESOT Shares which are subject to withdrawal rights which have not been exercised) allocated on the Closing Allocation Date, if any of the conditions specified in Section 2.5 or Section 3.2 shall have not been fulfilled on or prior to December 27, 2000, the Award shall lapse and the ESOT Shares which are the subject thereof shall be available for reallocation in accordance with Section 2.6(a) above.

      2.14 VESTING CONDITIONS. (a) The Vesting Conditions applicable to shares credited to each Regional Sub Fund and Sub Sub Fund shall be as set forth on Schedule 3 attached hereto. The employment conditions of vesting (but not the length of the vesting period) applicable to any ESOT Shares may, at the election of the Shareholders' Representatives, in any Trustee Allocation Notice, be made more restrictive to reflect local tax or other relevant considerations. Any ESOT Shares specified on Schedule 3 as being subject to vesting conditions may only be allocated subject to the vesting conditions described in this Section 2.7 (the "Vesting Conditions" ).

            (1) If the "Standard Forfeiture" Vesting Condition applies to an Award to a Participant, the number of the Unvested Shares subject to such Vesting Condition shall be equal to fifty percent of such Award (up to 35,700 shares) and twenty percent of any remaining entitlement; provided, however, that if a Participant is allocated more than one Award subject to Standard Forfeiture, the total number of Unvested Shares shall be calculated by taking fifty percent (up to 35,700 shares) of the sum of all Awards to the Participant subject to Standard Forfeiture and twenty percent of any remaining allocation (the "Total Unvested Shares") and the amount required to be withheld from an Award as Unvested Shares shall be the Total Unvested Shares less any Unvested Shares already withheld pursuant to previous Awards.

            (1)

            (2) In the event that any Participant who receives an Award that is subject to the Standard Forfeiture Vesting Condition or other Vesting Condition which imposes a required term of employment ceases for any reason to be an employee, director or officer of the Company or of one of its subsidiaries or affiliates (a "Departure") prior to the end of the required term of employment or the Final Allocation Date, the Shareholders' Representatives (or, in the case of beneficiaries of the United States Sub Sub Fund who have waived bonuses in order to receive ESOT Shares, the U.S. Shares Committee (the "U.S. Shares Committee") described in Schedule 8 hereto) shall make a determination whether such Departure is a Bad Departure (as defined in Schedule 7 or Schedule 8, as applicable (a Participant whose Departure is determined by the Shareholders' Representatives (or the U.S. Shares Committee, if applicable) to be a Bad Departure is referred to as a "Bad Leaver"). Determinations as to whether a Participant shall be deemed to be a Bad Leaver and the number of Unvested Shares with respect to which such classification shall apply shall be made on the Final Allocation Date, except that in the case of a Participant whose employment terminates prior to such date by reason of death or disability such determination shall be made as soon as reasonably practicable after the Shareholders' Representatives are notified of the Departures.

            (3) Except as provided on Schedule 8 attached hereto, the Shareholders' Representatives (or the U.S. Shares Committee, if applicable) shall have complete and absolute discretion as to the determination of whether a Participant is a Bad Leaver and such determination shall be final and binding on each Participant and on the Company. Neither the Company, the Shareholders' Representatives, the members of the U.S. Shares Committee nor the Trustee shall be liable to any Participant for any determination that such Participant is a Bad Leaver. In determining whether a Departure is a Bad Departure, the general guidelines set forth on Schedule 7 hereto shall be applicable; provided, however, the guidelines set forth on
Schedule 8 shall apply in relation to beneficiaries of the United States Sub Sub Fund who have waived bonuses in order to receive ESOT Shares.

            (4) No later than 45 days before the Final Allocation Date, the Trustee shall notify the Shareholders' Representatives and the Company of the number of ESOT Shares within each Participant's Account with withdrawal rights and whether such Participant has exercised any withdrawal rights and the amount of any withdrawal. No later than 30 days before the Final Allocation Date, the Shareholders' Representatives shall provide to the Company a written notice setting forth the Participants who have been subject to a Departure (such information to be provided by the Company on the request of the Shareholders' Representatives) and the Participants who have not exercised their withdrawal rights or whose withdrawal rights have lapsed, the number of Unvested Shares or ESOT Shares subject to withdrawal rights applicable to such Participants and the Potential Participant or Participants who would receive the related Forfeited ESOT Shares, if any, on the Final Allocation Date. The Shareholders' Representatives shall on the Final Allocation Date provide written notice to the Trustee and the Company as to whether any Participant has been determined to be a Bad Leaver or whose withdrawal rights have lapsed and the Potential Participants or Participants who have been reallocated the Forfeited ESOT Shares.

            (5) The Shareholders' Representatives (or the U.S. Share Committee, if applicable) shall provide written notice to any Participant subject to a Departure who has been determined to be a Bad Leaver as soon as reasonably practicable following the Final Allocation Date or the date of the determination as to whether or not the relevant Participant is a Bad Leaver in the case of any Participant's death or disability.

            (6) Notwithstanding the foregoing and, to the extent separately agreed in writing by the Shareholders' Representatives and the Company, after the receipt of written instructions from the Shareholders' Representatives and the Company, the Trustee shall distribute at or at any time after Closing, in accordance with Articles III and IIIA below, the ESOT Shares allocated to individuals upon the recommendation of the European Shareholders' Representative free of any Vesting Conditions but, in the case of any ESOT Escrow Shares or ESOT Adjustment Shares allocated, conditional on the receipt of such shares by the Trustee.

      2.15 ADJUSTMENT OF THE ALLOCATIONS OF THE ESOT ESCROW SHARES AND ESOT ADJUSTMENT SHARES. If less than the entire number of ESOT Escrow Shares or ESOT Adjustment Shares are returned to the Trustee by the Escrow Agent, the Shareholders' Representatives shall notify the Trustee and the Company in writing of the allocation of the returned shares among the Regional Sub Funds, Sub Sub Funds and Participant Accounts and the Trustee shall adjust the allocations to the Regional Sub Funds, Sub Sub Funds or Participant Accounts as indicated in such notice.

      2.16 ALLOCATIONS OF DISTRIBUTIONS AND DIVIDENDS. If the Trustee receives dividends or distributions in respect of Initial ESOT Shares and, to the extent that any ESOT Escrow Shares and ESOT Adjustment Shares are deposited in the Trust Fund, in respect of such ESOT Escrow Shares and ESOT Adjustment Shares, the Trustee shall credit the Regional Sub Funds and Sub Sub Funds (with respect to unallocated ESOT Shares) or Participant Accounts (with respect to allocated ESOT Shares), as applicable, with property received in respect of the ESOT Shares credited to such fund or account. All distributions, property and other rights distributed (including, without limitation, upon a stock split, stock dividend or other recapitalization of the Company) shall attach to and run with the applicable ESOT Shares and shall be subject to the same conditions and restrictions contained in this Agreement as are applicable to such ESOT Shares.



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      2.17  POTENTIAL BENEFICIARIES' AND BENEFICIARIES' RIGHTS.  No
Potential Participant shall have any claim to be granted any Award under this Agreement nor shall a Participant have any right to an Award prior to the satisfaction of the conditions to allocation set forth in Section 2.5 and the conditions to distribution set forth in Section 3.2 hereof. There is no obligation for uniformity of treatment of Participants or Potential Participants. No Participants shall have any right to an Award that is subject to Vesting Conditions until a determination shall have been made pursuant to Section 3.2 below that such Vesting Conditions have been satisfied. No Participant shall have any rights as a stockholder of the Company with respect to any of the ESOT Shares covered by an Award until the date of the issuance of a stock certificate to such person representing such shares.

      2.18 NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement or in any Award granted or other agreement entered into pursuant hereto shall
(i) confer upon any Potential Participant or Participant the right to continue in the employ of the Company or any of its subsidiaries or affiliates or to continue service as a director of the Company or any of its subsidiaries or affiliates or to be entitled to any remuneration or benefits not set forth in this Agreement or (ii) interfere with or limit in any way any right of the Company or any of its subsidiaries or affiliates to terminate such Potential Participant or Participant's employment or service as a director.

      2.19 ASSIGNMENTS AND TRANSFER OF AWARDS. The right to receive an Award hereunder, including any withdrawal rights, is personal to each Participant. The right to receive any Awards hereunder may not be transferred or assigned and will lapse upon any purported transfer; provided that the right to receive an Award, including the exercise of withdrawal rights, shall extend to a Participant's heirs and legatees in the event of a Participant's death.


                                 ARTICLE III

                        DISTRIBUTIONS FROM THE TRUST

      3.20 INCOME DISTRIBUTIONS FROM THE TRUST FUND. Subject to Article IIIA, the Trustee shall distribute all income of the Trust in respect of the Trust Fund within 180 days after the date that such income was earned or received to the Participants in respect of ESOT Shares allocated to their Participant Account (excluding ESOT Escrow Shares and ESOT Adjustment Shares, which have not been received by the Trustee) or, to the extent the ESOT Shares are not allocated to a Participant Account, as directed by the Shareholders' Representatives.

      3.21 CONDITIONS TO DISTRIBUTION. No Participant shall have the right to receive a distribution or withdrawal of an Award unless such Participant shall have (i) satisfied all applicable Vesting Conditions; and
(ii) satisfied any additional requirements (if any) set out in the applicable Trustee Allocation Notice; provided, that in the case of Participants who received allocations on the Closing Allocation Date, the Participant must also have fulfilled the conditions set forth in Section
2.5 hereof.   No distribution or initial withdrawal shall be made until the
Trustee shall have received written certification from the Shareholders' Representatives and the Company that such conditions shall have been satisfied ("Distribution Certification"). The Shareholders' Representatives shall endeavor to deliver the Distribution Certification five Business Days prior to any Distribution Date; provided that in connection with distributions of allocations made on the Closing Allocation Date, the Distribution Certification shall be given as soon as reasonably practicable after the fulfillment of the conditions by the Participants set forth in this Section 3.2.

      3.22  DISTRIBUTIONS OF ESOT SHARES AFTER THE FINAL ALLOCATION DATE.
(a) The Distribution Date for Unvested Shares, which shall become vested on the Final Allocation Date, shall be January 31, 2001 (or such other date as the Company and Shareholders' Representatives shall mutually agree), and in the event that a Participant is subject to a Departure prior to the end of a required term of employment or the Final Allocation Date, ESOT Shares will be distributed to such Participant, only if the Trustee shall have received written notice from the Shareholders' Representatives ("Leaver Status Notice") that such Participant is not a Bad Leaver (as hereinafter defined).

            (1) In the event any withdrawal rights granted to any Participant shall not have been extended pursuant to 3.4(b) and such Participant has not been determined to be a Bad Leaver, any Unvested Shares subject to such withdrawal rights shall be deemed to have been the subject of a Withdrawal Notice (as hereinafter defined) taking effect on the Final Allocation Date. The ESOT Shares subject to such withdrawal rights will be distributed to such Participant only after the Trustee shall have received a Leaver Status Notice indicating such person is not a Bad Leaver.

      3.23 NOTICE OF INTENT TO WITHDRAW. (a) Any Participant who has been granted an Award subject to withdrawal rights shall give the Trustee, the Company and the European Region Representative 30 days prior written notice of such Participant's intent to exercise such withdrawal rights substantially in the form provided in Schedule 4 attached hereto (a "Withdrawal Notice"), which notice shall specify the number of ESOT Shares subject to the Award that are being withdrawn and the date of such withdrawal (the "Withdrawal Date"); provided no Withdrawal Date shall be later than January 31, 2001. The Trustee shall promptly on receipt of a Withdrawal Notice send a copy thereof to the Company. A Participant may submit no more than three Withdrawal Notices to withdraw such Participant's entire Award.

            (b) If requested by the Shareholders' Representatives on or prior to November 15, 2000, the Company shall consider and discuss in good faith a proposal by the Shareholders' Representatives to permit the exercise of withdrawal rights to be extended beyond December 27, 2000 and shall reach such decision no later than 15 Business Days prior to December 27, 2000; provided that such extension shall not prevent the termination of this Agreement or have any detrimental accounting, financial, tax or other impact on the Company's business and financial condition or results of operation. If the Company reaches such an agreement, the Company shall use its reasonable efforts to cooperate in the implementation of such proposal and in such case, notwithstanding anything to the contrary contained in this Agreement, the Withdrawal Rights shall not lapse on December 27, 2000.

      3.24 RIGHT TO ALTERNATIVE DISTRIBUTIONS. (a) Notwithstanding anything to the contrary contained herein, prior to any Allocation Date, Distribution Date or Withdrawal Date for any ESOT Shares specified in the Withdrawal Notice for those ESOT Shares, the Company shall have the right to (i) change the method by which a Participant receives an Award ("Alternative Award Method") from the Trust or to replace such Award with an equivalent cash benefit ("Equivalent Benefit Awards"), in each case if the Company reasonably determines that such Alternative Award Method or Equivalent Benefit Award is more administratively attractive to the Company. The Company shall provide written notice to the Trustee, the Shareholders' Representatives and the Participant within 15 Business Days prior to a Distribution Date or 15 Business Days following receipt of a Company Allocation Notice or Withdrawal Notice, as applicable, of its intent to elect an Alternative Award Method or provide an Equivalent Benefit Award and directing the Trustee to take any actions necessary to accomplish the Alternative Award Method. For the purposes of this Agreement "Equivalent Benefit Award" shall mean an amount in cash equal to the average Market Price for the five trading day period preceding the applicable Distribution Date or Withdrawal Date, multiplied by the total number of ESOT Shares (and other Company Common Stock) proposed to be allocated or subject to the applicable Award, as the case may be (plus the fair market value of any other property subject to such Award as determined in good faith by agreement of the Board of Directors of the Company and the Shareholders' Representatives). "Market Price" shall mean on the date specified, the last sale price of the Company Common Stock, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Company Common Stock is then listed or admitted to trading, or (b) if the Company Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASD"), the last trading price of the Company Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Company Common Stock on such date as shown by the NASD automated quotation system, or (d) if the Company Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by agreement of the Board of Directors of the Company and the Shareholders' Representatives. In the event that the Alternative Award Method or Equivalent Benefit Award selected by the Company would be less tax advantageous to a Participant than the anticipated tax treatment applicable to the original Award, in addition to such Alternative Award Method or Equivalent Benefit Award, as soon as practicable following the applicable Distribution Date or Withdrawal Date, the Company shall pay to such Participant an additional amount equal to the difference between the actual taxes (including any social security, contribution or similar employment tax imposed in respect of compensation) incurred by the Participant in connection with such Alternative Award Method or Equivalent Benefit Award (including any income tax incurred by the Participant with respect to the receipt of the additional amount) and the taxes (including any social security, contribution or similar employment tax imposed in respect of compensation) that would have been incurred by such Participant if the Alternative Award Method had not been used or the Equivalent Benefit Award had not been paid (the "Tax Gross Up"). The determination as to whether the tax treatment of an Alternative Award Method or Equivalent Benefit Award is more or less advantageous to a Participant than the anticipated tax treatment applicable to the original Award, and, if applicable, the amount of the Tax Gross Up shall be determined by the mutual agreement of the Company and the Shareholders' Representatives; provided, however, that if the Company and the Shareholders' Representatives cannot reach an agreement as to the foregoing matter prior to the applicable Distribution Date or Withdrawal Date the matter or matters shall be submitted to the Company's outside independent auditors (acting as an expert) for final determination; provided that there shall be no distribution or withdrawal of such Award until such determination(s) have been agreed to by the Shareholders' Representatives and the Company or determined by the Company's independent auditors. Any ESOT Shares or other property subject to an Award that is provided by an Alternative Award Method or with an Equivalent Benefit Award shall be returned by the Trustee to the Company.

      3.25 METHODS OF PAYMENTS AND DISTRIBUTIONS. All distributions hereunder shall be made on the Distribution Date or Withdrawal Date or, if a Distribution Certification has not been received by the Trustee, promptly after the receipt of such Distribution Certification. Payments of money by the Trustee may be made by its check payable to the order of the payee designated by the Shareholders' Representatives and mailed to the payee at the address specified by the Shareholders' Representatives. Distributions of the ESOT Shares by the Trustee shall be made by requesting the Company, or its transfer agent, to issue to the Participant a stock certificate evidencing ownership of the designated number of ESOT Shares. In the case of an Equivalent Benefit Award, all distributions from the Trust shall be made as soon as reasonably practicable after any given Distribution Date or Withdrawal Date or, if a Distribution Certification has not been received by the Trustee, promptly after receipt of such Distribution Certification.

      3.26 REQUIRED REGISTRATIONS AND FILINGS. (a) No allocation of ESOT Shares or distribution or withdrawal of Awards shall be made to any Participant in any jurisdiction in which such allocation, distribution or withdrawal is prohibited or illegal. In the event that any filings or registrations shall be necessary in order to permit allocations, distributions or withdrawals of ESOT Shares out of the Trust, the Company shall use commercially reasonable efforts to make such filings or registrations and where it is not appropriate for such registrations or filings to be made by the Company, the Company shall direct the Trustee in effecting such registrations or filings. The cost of such filings or registrations, including reasonable advisers' fees, shall be paid by the Company; provided, however, that if any such filings or registrations are required to be made as a result of the distribution of Awards by the Trustee to a larger number of individuals in the relevant jurisdictions than are specified in Schedule 3 hereto, the costs of such filings or registrations shall be paid out of the Trust Fund. Notwithstanding the foregoing, if the Company reasonably determines that compliance with the securities laws of a particular jurisdiction other than the United States would be impractical, including as a result of associated costs, the Company shall not be required to complete such registrations or filings and the Trustee shall not be liable for such decision nor required to take any action inconsistent with the Company's decision. The Company shall provide written notice of such determination to the Trustee and the Shareholders' Representatives not less than five days before the applicable Allocation Date, Distribution Date or Withdrawal Date, as the case may be (the "Non-Compliance Notice"). Upon receipt of a Non-Compliance Notice, the Shareholders' Representatives and the Company shall instruct the Trustee to sell the related ESOT Shares and remit to each Participant an amount equal to the net proceeds from such sale, less the amount of taxes and costs specified in Section 3.8 and Article III A hereof.

            (1) The Company shall use its reasonable best efforts to file (at its sole cost and expense) with the Securities and Exchange Commission of the United States a registration statement on Form S-3 (if the Company so qualifies) to permit the resale of ESOT Shares in an amount not to exceed the withholding and other tax obligations (including taxes actually imposed directly on and due and payable by a Participant) relating to the Participants who were allocated ESOT Shares on the Closing Allocation Date and December 31, 1999 in respect of such shares; provided that the Company shall not be required to effect a registration covering the ESOT Shares to be sold by the Trustee to the extent that the Company purchases or arranges for the purchase of such ESOT Shares pursuant to Section 3.10. The Company shall cause such registration statement to be effective for 180 days after December 31, 1999. In addition, the Company shall use its reasonable best efforts to file (at its sole cost and expense) with the Securities and Exchange Commission of the United States a second registration statement on Form S-3 (if the Company so qualifies) permitting the resale of ESOT Shares in an amount not to exceed the withholding and other tax obligations (including taxes actually imposed directly on and due and payable by a Participant) relating to the Participants in respect of ESOT Shares allocated to such Participants which first becomes due after December 31, 2000; provided that the Company shall not be required to effect a registration covering the ESOT Shares to be sold by the Trustee to the extent that the Company purchases or arranges for the purchase of such ESOT Shares pursuant to Section 3.10. The Company shall cause such registration statement to be effective for 120 days after December 31, 2000. Notwithstanding the foregoing, the Company has the right, in its sole and absolute discretion, to delay filing either registration statement or to suspend the effectiveness of such filed registration statement; provided, that no delay in filing or suspension of effectiveness shall reduce the minimum number of days that such registration statement is required to be effective hereunder; provided, further, that unless the Board of Directors shall determine that such delay or suspension is in the best interests of the Company, the Company shall not delay filing nor suspend the effectiveness of either registration statement for a period exceeding 90 days without the prior written consent of the Shareholders' Representatives (such consent not to be unreasonably withheld). Each Participant shall provide notice of required tax sales by such Participant under this Section
3.7 in accordance with the procedures prescribed by the Company and the Shareholders' Representatives.

            (2) In the event during the period commencing on the Closing Date and ending on the fourth anniversary thereof, the Company offers the holders of JLW Registrable Securities (as defined in the Stockholder Agreement entered into by the Company and each Shareholder under the Purchase Agreements (the "JLW Stockholder Agreement")) registration pursuant to Section 6.1 of the JLW Stockholder Agreement, the Company shall notify the Shareholders' Representatives at least 20 days before the anticipated filing date. The Shareholders' Representatives shall notify the Company promptly (and in no event later than 10 days after such notice) of their election to include ESOT Shares which have been distributed to Participants in such registration statement. If the Shareholders' Representatives so elect, the Participants shall be allowed, to the extent permitted by any applicable agreements to which the Company or any of its subsidiaries is bound, to participate in any such registration statement on the same basis as the other holders of the JLW Registrable Securities; provided that if such participation is not so permitted, the Company will in good faith attempt to obtain the necessary consents.

      3.27 WITHHOLDING AND PAYMENT OF TAXES. Upon the direction of the Company, the Trustee shall withhold, require withholding, or otherwise satisfy any withholding obligations, (including both the withholding obligation of the Company, any subsidiary or any affiliate and of the relevant Participant), in respect of any allocation or distribution which it is directed to make pursuant to this Agreement, such amount as the Company may reasonably estimate to be necessary to comply with applicable federal, state, local and foreign withholding requirements (including any employer portion of any social security, contribution or similar employment tax imposed in respect of compensation to the relevant Participant arising out of the applicable Award). Upon the written request of a Participant and to the extent permitted by applicable law, the Trustee shall withhold additional amounts in excess of the amount required to satisfy withholding obligations under this provision. The Company shall direct the Trustee to take such other actions as the Company may deem advisable to enable the Trustee, the employer of the relevant Participants and the relevant Participants to satisfy their respective obligations for the payment of withholding taxes and other tax obligations referred to herein. This direction shall include authority to receive cash from the Participant and to make payments in respect thereof in satisfaction of any Trustee, Company, subsidiary, affiliate or Participant withholding tax obligation referred to herein or, to the extent that the Participant fails to arrange for such cash payments, to sell ESOT Shares on behalf of the relevant Participant which sale may be made to the Company (at the Company's election), to a designee of the Company or in the public market (subject to
3.10 below).  In connection with any sale in the public market under this
Section 3.8, the Company shall be entitled to direct the Trustee to sell the ESOT Shares of a Participant over any period of time not to exceed 15 Business Days following the day taxes are due in respect of such Participant. Any taxes withheld and any additional amounts withheld by the

Trustee shall be paid to the relevant taxing authority; provided that if the Company, its subsidiaries or its affiliates have paid such taxes prior to the sale by the Trustee, the Trustee shall remit the proceeds from such sale to the Company. Upon settlement of such tax liability and any related sale of ESOT Shares hereunder, the Trustee shall, to the extent the conditions to distribution or withdrawal hereunder have been satisfied, distribute the balance of the ESOT Shares then subject to distribution or withdrawal to the relevant Participant on the applicable Distribution Date or Withdrawal Date. To the extent that shares are sold to meet such tax liability, the number of shares shall be rounded up to the nearest whole number and any excess cash shall be distributed to the relevant Participant.

      3.28 NO FRACTIONAL SHARES. No fractional shares shall be allocated pursuant to any Award.

      3.29 SALES OF THE TRUST SHARES. In any case under this Agreement where the Trustee is directed to sell any ESOT Shares and the ESOT Shares cannot be sold by the Trustee without registration, if the Company elects not to register such shares to allow for such sale, the Company agrees to purchase or arrange for the purchase of such shares pursuant to an applicable exemption from registration at a per share price equal to the average Market Price for the five trading day period preceding the applicable date on which the related tax is due or that the Trustee is otherwise required to sell such ESOT Shares.

      3.30  DISTRIBUTIONS SUBJECT TO RECALL UNDER THE PURCHASE AGREEMENTS.
(a) In the event any Initial ESOT Shares are required to be returned by the Trustee to the Company pursuant to Section 1.4 of each of the Purchase Agreements (a "Deficit"), the Company and the Shareholders' Representatives shall provide written notice (the "Initial ESOT Shares Return Notice") to the Trustee specifying the number of Initial ESOT Shares to return. Within five Business Days after receipt of the Initial ESOT Shares Return Notice, the Trustee shall return to the Company such Initial ESOT Shares as are in its possession subject, in respect of ESOT Shares required to be recalled from Participants pursuant to Section 3.11(b), to receipt of such shares by the Trustee. The Trustee shall return to the Company any additional Initial ESOT Shares received from Participants within five Business Days after receipt thereof. The Shareholders' Representatives shall have the discretion to determine the Regional Sub Fund(s) or Sub Sub Fund(s) in respect of which the shares subject to such notice shall be deducted or recalled. The Shareholders' Representatives shall provide written notice to the Trustee within five Business Days following receipt by the Trustee of the Initial ESOT Shares Return Notice specifying the number of Initial ESOT Shares and Regional Sub Fund(s) and, if applicable, Sub Sub Fund(s) in respect of which such shares will be deducted or recalled. To the extent that Initial ESOT Shares are withdrawn from Participant Accounts or recalled pursuant to Section 3.11(b), the number of shares withdrawn or recalled in respect of a specified Regional Sub Fund or, if applicable, Sub Sub Fund shall be determined on a pro rata basis (on the basis of the number of ESOT Shares subject to an Award made to a Participant).

            (1) In the event that a Participant is required pursuant to paragraph (a) above to return ESOT Shares distributed to such Participant hereunder, the Trustee as directed by the Company and the Shareholders' Representatives shall notify such Participant and such Participant so notified shall return, or cause to be returned, to the transfer agent specified in such notice for cancellation, certificates representing the shares received by such Participant no later than five Business Days after receipt of such notice. The transfer agent shall cancel each returned certificate and issue to such Participant a new certificate representing such Participant's shares, less the number of ESOT Shares required to be returned pursuant to paragraph (a) above. To assist in effectuating the provisions of this Section 3.11, the Company may enter stop transfer orders with the transfer agent against the transfer of any Initial ESOT Shares held by such Participant that are required to be returned for cancellation pursuant to this section, which stop transfer orders shall be withdrawn by the Company, in each case, once the applicable Initial ESOT Shares are so returned.

      3.31  DISTRIBUTIONS SUBJECT TO RECALL UNDER THE SCCA.   (a)  In the
event any ESOT Shares are required to be returned by the Trustee under the SCCA (a "SCCA Reallocation"), the Shareholders' Representatives shall provide written notice (the "SCCA Return Notice") to the Trustee specifying the number of ESOT Shares to be returned and the Regional Sub Fund(s), Sub Sub Fund(s), if applicable, and Participant Accounts in respect of which such shares will be deducted or recalled. Within five Business Days after receipt of the SCCA Return Notice, the Trustee shall return such ESOT Shares as are in its possession subject, in respect of ESOT Shares required to be recalled from Participants pursuant to the SCCA Undertaking, to receipt of such shares by the Trustee. The Trustee shall return in accordance with the SCCA Return Notice any ESOT Shares received from Participants within five Business Days after receipt thereof.

            (1) In connection with obtaining such ESOT Shares from Participants, the Shareholders' Representatives may take such steps as they consider appropriate to enforce any or all SCCA Undertakings. The Trustee shall not take any action to enforce any SCCA Undertaking.

            (2) In connection with any SCCA Return Notice, the Trustee shall only be required to return ESOT Shares in its possession or received by it from Participants after any efforts by the Shareholders'
Representatives pursuant to subsections (b) or (c) above.

      3.32 ALLOCATION OF CAPITAL GAINS; VALUE OF DISTRIBUTED SHARES FOR TAX PURPOSES. Gains from the sale of capital assets held by the Trust shall be allocated to income. In determining the "Distributable Net Income" for a Participant's account pursuant to section 643(a) of the Internal Revenue Code, such Participant's Distributable Net Income shall include gains on the sale of ESOT Shares (and any other capital assets) allocated to such Participant's Account. Any sale of ESOT Shares allocated to a Participant's Account by the Trustee to satisfy any tax or tax withholding obligations relating to such Participant shall be deemed to be a distribution to such Participant from his or her Participant Account equal to the amount of the disbursement from the Trust. Unless applicable law would require a date other than the date of the taxable event for determining the ESOT Shares' value, for purposes of determining a Participant's taxable income with respect to ESOT Shares by reason of a taxable event such as an Allocation Date, Distribution Date or Withdrawal Date of ESOT Shares (or such other taxable event as occurs or is deemed to occur under applicable law), as the case may be, the per share value of the ESOT Shares shall be the actual price per share realized by the Trustee on a sale of ESOT Shares sold by the Trustee on the date of the taxable event.

If the Trustee did not sell any ESOT Shares on such date, the per share price shall equal the average Market Price for the five trading day period preceding the date of the taxable event. If the Trustee realizes more than one sales price on the date of a taxable event, the per share value of the ESOT Shares shall equal the weighted average of the per share sales prices realized on such taxable event date.

                                ARTICLE III A

                                    TAXES

            3A.1  Except with respect to withholding taxes pursuant to
Section 3.8, tax obligations of the Trust shall be paid to the appropriate taxing authority by the Trustee exclusively from the assets of or income and proceeds from the Trust Fund. Such taxes shall be allocable to each Participant in accordance with such Participant's pro rata interest in the Trust Fund. Upon the direction of the Company, the Trustee shall take all actions as the Company may deem advisable to enable the Trustee to satisfy obligations for the payment of taxes imposed on the Trust. This authority shall include authority to sell ESOT Shares and to make payments in satisfaction of any tax obligation.


                                 ARTICLE IV

               INVESTMENT AND ADMINISTRATION OF THE TRUST FUND

      4.33 INVESTMENT POWERS OF TRUSTEE. The Trustee shall hold only the ESOT Shares. The Trustee shall temporarily invest any cash included in the Trust Fund pending distribution or payment of expenses, taxes or indemnities hereunder, in (i) investments in United States Government obligations with maturities of less than six months, (ii) interest-bearing accounts, including but not limited to time deposits, saving accounts and certificates of deposit, with maturities of less than six months in any bank, including the Trustee's, with aggregate capital in excess of $1,000,000,00 and a Moody's Investor Services rating of at least P1, or an equivalent rating from a nationally recognized ratings agency, which accounts are insured by the Federal Deposit Insurance Corporation or other similar federal agency, (iii) obligations issued or guaranteed by any agency or instrumentality of the United States of America with maturities of less than six months, (iv) money market funds authorized to invest in short term securities issued or guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. The parties acknowledge that the Trustee shall not be responsible for any diminution in the Trust Fund due to losses resulting from investments. The Trustee may use its own Bond Department in executing purchase and sales of permissible investments. Subject to the preceding sentence, the Trustee shall have the powers described below.

            (1) The Trustee may collect and receive any and all money and other property due to the Trust and give full discharge therefor.

            (2) The Trustee may deposit cash into interest bearing accounts in the banking department of the Trustee or an affiliated banking organization.

            (3) The Trustee may appoint custodians or subcustodians (including affiliates of the Trustee), as to part or all of the Trust, provided, however, that any such custodian or subcustodian must also be a United States domestic corporation incorporated in a jurisdiction agreed to by the Company and the Shareholders' Representatives and agree to be bound by the Stockholder Agreement executed by the Trustee in accordance with
Section 1.4 hereof.

            (4) The Trustee may make, execute and deliver all conveyances, proxies, releases or instrumentations in writing necessary or proper for the exercise of its obligations under this Agreement.

            (5) The Trustee may generally do all acts, whether or not expressly authorized, which the Trustee may reasonably deem necessary or desirable for the protection of the Trust; provided, however, prior to such act (or where not practicable promptly following) the Trustee shall provide notice to the Company and the Shareholders' Representatives of all such actions, if not expressly authorized pursuant to this Agreement. No implied covenant or obligations shall be read into this Agreement.

      4.34 ADMINISTRATIVE POWERS OF TRUSTEE. The Trustee shall have the power in its discretion:

            (1) subject to Section 4.1(c) above, to cause any shares of stock to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of the liability of the Trustee hereunder;

            (2) with the prior written consent of the Company and the Shareholders' Representatives to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

            (3) with the prior written consent of the Company and the Shareholders' Representatives and subject to Section 4.1(c) above, to organize under the laws of any state a corporation for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Agreement and to exercise with respect thereto any or all of the powers set forth in this Agreement;

            (4) subject to Section 1.6 hereof, to vote or to give any consent with respect to any securities, including the ESOT Shares, held by the Trust either in person or by proxy for any purpose.

            (5) generally to do all acts, whether or not expressly authorized, which the Trustee may in good faith deem reasonably necessary or desirable for the protection of the Trust Fund.

      1.35 DEALINGS WITH TRUSTEE. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.


                                  ARTICLE V

                           SETTLEMENT OF ACCOUNTS,
                 ENFORCEMENT OF TRUST AND LEGAL PROCEEDINGS

      5.36 SETTLEMENT OF ACCOUNTS OF TRUSTEE. (a) The Trustee or its agent shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust. The Trustee's financial statements, books and records with respect to the Trust Fund shall be open to inspection by the Company or the Shareholders' Representatives or their representatives upon reasonable notice at all reasonable times during business hours of the Trustee.

            (1) The Trustee shall render to the Company and to the Shareholders' Representatives monthly statements of its receipts and disbursements as Trustee hereunder. Within 30 days after the close of each year or any termination of the duties of the Trustee, the Trustee shall prepare and mail in duplicate to the Company and the Shareholders' Representatives an account of its acts and transactions as Trustee hereunder including allocations, disbursements and dispositions of Awards. If the Company and the Shareholders' Representatives find the annual accounts to be correct, the Company and the Shareholders' Representatives shall each sign the instrument of settlement annexed to one counterpart of the account and return such counterpart to the Trustee, whereupon the account shall become an account stated as among the Trustee, the Company and the Shareholders' Representatives. If within one year after receipt of the account or any amended account the Company or the Shareholders' Representatives have not signed and returned a counterpart to the Trustee, or filed with the Trustee notice of any objection to any act or transaction of the Trustee, the account or amended account shall become an account stated as between the Trustee and such party. If any objection has been filed, and if the Company or the Shareholders' Representatives are satisfied that it should be withdrawn or if the account is adjusted to its satisfaction, the Company or the Shareholders' Representatives, as the case may be, shall in a writing filed with the Trustee signify its approval of the account, and it shall become an account stated as between the Trustee and such party.

            (2) When an account becomes an account stated, such account shall be finally settled, and the Trustee shall be completely discharged and released, as if such account had been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, the Company, the Shareholders' Representatives and all persons having or claiming to have any interest in the Trust Fund were parties.

            (3) The Trustee, the Company or the Shareholders' Representatives shall have the right to apply at any time to a court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as hereinabove provided. In any such action or proceeding it shall be necessary to join as parties only the Trustee, the Shareholders' Representatives and the Company (although the Trustee may also join other parties as it deems appropriate), and any judgment or decree entered therein shall be conclusive.

      5.37 DETERMINATION OF INTERESTS IN THE TRUST FUND, ENFORCEMENT OF TRUST AND LEGAL PROCEEDINGS. The Trustee shall have no duty to question any direction given by the Company or Shareholders' Representatives to the Trustee, including any direction advising the Trustee as to the designation of Participants, the allocation of ESOT Shares, the distribution of Awards and the satisfaction of Vesting Conditions. The Company and the Shareholders' Representatives shall have authority, either jointly or severally, to enforce this Agreement on behalf of or all persons claiming an interest in the Trust Fund. In any action or proceeding affecting the Trust Fund the only necessary parties shall be the Company, the Shareholders' Representatives and the Trustee, and no other person shall be entitled to any notice or process.


                                 ARTICLE VI

                    EXPENSES AND COMPENSATION OF TRUSTEE

      6.38 EXPENSES AND COMPENSATION. During the term of this Agreement, the Company shall pay all administrative costs and the Trustee's fees, costs and expenses hereunder, excluding any fees, costs, or expenses relating to or arising out of any claims, actions or proceedings arising out of or relating to this Agreement which shall be paid as provided in
Section 7.7(c) hereof. The Trustee shall be entitled to fees for services as mutually agreed. To the extent the Trustee advances funds to the Trust for disbursements, the Trustee shall be entitled to collect from the Trust the disbursement and an amount equal to what would have been earned on the sums advanced (based on the "federal funds" interest rate).

                                 ARTICLE VII

                        FOR PROTECTION OF THE TRUSTEE

      7.39 COMPOSITION OF THE SHAREHOLDERS' REPRESENTATIVES. The initial European Region Representative, Asia Region Representative and Australasia Region ESOT Representative shall be Robert Orr, Gerry Kipling and Donald Leslie Harrington, respectively. In the event Donald Leslie Harrington cannot continue to serve as the Australasia Region ESOT Representative and subject to the prior written consent of the Company and the European Region Representative and Asia Region Representative (such consents not to be unreasonably withheld), the Australasia Region Representative under the SCCA shall be entitled to select a replacement. The Shareholders' Representatives shall jointly notify both the Trustee and the replacement in writing of such replacement. Each Shareholders' Representative shall, and any other Shareholders' Representative may, provide the Trustee with written notice of any changes in their respective positions as Shareholders' Representatives pursuant to the SCCA. Until notified in writing that any Shareholders' Representative has ceased to act in such capacity, the Trustee may continue to rely on the authority of such representative. Unless otherwise indicated, all actions required to be taken by the Shareholders' Representatives shall require the consent of each Shareholders' Representative.

      7.40 SHAREHOLDERS' REPRESENTATIVES MEETINGS. No meetings of the Shareholders' Representatives may be held within Australia or the United Kingdom.

      7.41 EVIDENCE OF ACTION BY THE SHAREHOLDERS' REPRESENTATIVES. (a) Each Shareholders' Representative shall certify to the Trustee the name or names of any person or persons authorized to act for such Shareholders' Representative. Until any Shareholders' Representative notifies the Trustee that any such person is no longer authorized to act for such Shareholders' Representative, the Trustee may continue to rely on the authority of such person.

            (1) The Trustee may rely upon any certificate, notice or direction purporting to have been signed on behalf of the Shareholders' Representatives if the Trustee reasonably believes it to have been signed by such Shareholders' Representatives or the person or persons authorized to act for such Shareholders' Representatives. The Trustee may rely upon any certificate, notice or direction of the Company if the Trustee believes it to have been signed by a duly authorized officer or agent of the Company.

      7.42 NOTICES. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand-delivery, air courier, or telecopier (with a copy also sent by hand-delivery or air courier, which shall not alter the time at which the telecopier notice is deemed received) to the parties at the addresses set forth below (or to such other addresses or, in the case of copies, to such other Persons as shall be set forth in notices given in accordance with the provisions hereof). Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error, if telecopied, and the second Business Day after timely delivery to the courier, if sent by air courier.

            (1)   If to the Shareholders' Representatives, to:

                  Robert Orr
                  c/o Jones Lang LaSalle
                  22 Hanover Square
                  London WIA 2BN
                  England
                  Telephone: 44-171-493-6040
                  Fax:  44-171-408-0220

            and to:

                  Gerry Kipling
                  c/o Jones Lang LaSalle
                  16th & 17th Floors
                  Dorset House
                  Taikoo Place
                  979 King's Road
                  Quarry Bay
                  Hong Kong
                  Telephone: 852-2846-5000
                  Fax:   852-2968-1008

            and to:

                  Donald Leslie Harrington
                  c/o Jones Lang LaSalle
                  Level 23
                  ASB Bank Centre
                  135 Albert Street
                  Auckland
                  New Zealand
                  Telephone: 64-9-499-1666
                  Fax:  64-9-309-7504

            With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Richard Jones
                  c/o Jones Lang LaSalle
                  9 Queen Victoria Street
                  London EC4N 4YY
                  England
                  Telephone: 44-171-248 6040
                  Fax: 44-171-454-8888

            and to:

                  Christopher Radford
                  c/o Jones Lang LaSalle
                  16th & 17th Floors
                  Dorset House
                  Taikoo Place
                  979 King's Road
                  Quarry Bay
                  Hong Kong
                  Telephone: 852-2846-5000
                  Fax:  852-2968-1008

            With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Slaughter and May
                  35 Basinghall Street
                  London EC2V

                  Attn: Andrew McClean, Esq.
                  Telephone: (0171) 600-1200
                  Fax: (0171) 600-0289

                  and to:

                  Sidley & Austin
                  875 Third Avenue
                  New York, NY 10022

                  Attn: James D. Johnson, Esq,
                  Telephone: (212) 906-2000
                  Fax: (212) 906-2021

               (2)      If to the Company, to:

                  Jones Lang LaSalle Incorporated
                  200 East Randolph Street
                  Chicago, Illinois 60601
                  Attn: Chief Financial Officer
                  Telephone:  (312) 782-5800
                  Fax:  (312) 228-0980

            With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Rodd M. Schreiber, Esq.
                  Telephone: (312) 407-0700
                  Fax:  (312) 407-0411

            and to:

                  Hagan & Associates
                  200 East Randolph Street, Suite 4322
                  Chicago, Illinois 60601
                  Attn:  Robert K. Hagan
                  Telephone:  (312) 228-2994
                  Fax:  (312) 228-0982

               (3)      If to the Trustee, to:

                  Harris Trust and Savings Bank
                  311 West Monroe Street
                  Chicago, Illinois 60606
                  Attention:  Escrow Division/Marianne Tinerella
                  Telephone:  (312) 461-2420
                  Fax:  (312) 461-3525

      7.43 ADVICE OF COUNSEL. The Trustee may consult with any legal counsel, including counsel to the Company or the Shareholders' Representatives, with respect to the construction of this Agreement, its duties hereunder or any act which it proposes to take or omit to take and shall not be liable for any action taken or omitted in good faith pursuant to such advice. If at any time the Trustee is in doubt concerning the course which it should follow in administering this Agreement, it may request the Shareholders' Representatives and the Company to advise it and may rely upon any joint advice or direction of the Shareholders' Representatives and the Company. The Trustee may also consult with legal counsel (who may also be counsel to the Company generally) with respect to its duties or obligations under the Stockholder Agreement. The Trustee shall not be liable for any action taken or omitted to be taken in good faith pursuant to such advice. All reasonable fees and expenses of counsel shall be an expense of the Trustee and reimbursed as provided in Section
6.1 hereof.

      7.44 FIDUCIARY RESPONSIBILITY. (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval which is given by the Company or the Shareholders' Representatives in accordance with this Agreement, or is given in writing by the Company or the Shareholders' Representatives in accordance herewith.

In the event of a dispute between the Company and Shareholders'
Representatives, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

            (1) The Trustee may hire legal counsel, agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder or under the Stockholder Agreement and such reasonable costs shall be reimbursed pursuant to Section 6.1 hereof.

            (2) Notwithstanding anything in this Agreement to the contrary and except as provided in Section 7.7 hereof, the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Trust in each case to the extent that the same results from any event beyond the reasonable control of the Trustee, its agents or custodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other changes affecting the Trust's property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

            (3) The Trustee shall not be liable for any act or omission of any other person in carrying out any responsibility imposed upon such person, and under no circumstances shall the Trustee be liable for any indirect, consequential or special damages with respect to its role as Trustee.

      7.45 INDEMNIFICATION. (a) Without prejudice to the Trustee's right to compensation and reimbursement from the Company provided in Section 6.1, the Trustee, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents (the "Indemnified Parties") shall be indemnified and held harmless by the Company from and against all liability, loss and expense, including reasonable attorneys' fees and expenses ("Losses"), incurred by the Trustee or any of the Indemnified Parties arising out of or in connection with this Trust and Stockholder Agreement, except as a result of the Trustee's own gross negligence or willful misconduct as determined by a final and non-appealable judgment by a court of competent jurisdiction. If the Trustee is successful in enforcing its rights to indemnification hereunder (as determined by a final non-appealable judgment by a court of competent jurisdiction), the costs and expenses of enforcing its right of indemnification shall also be payable as provided in Section 7.7(c). This indemnification shall survive the termination of this Trust.

            (1) The Indemnified Parties shall be indemnified and held harmless from and against all Losses incurred by the Indemnified Parties arising out of or in connection with the payment of Federal or State income taxes and any interest or penalties associated therewith that may be assessed on the Company, the Participants or the Trust Fund on account of the documentation or operation of the Trust.

            (2) Without prejudice to the Trustee's right to compensation and reimbursement from the Company provided in Section 6.1, the indemnification provided in this Section 7.7 shall be the Company's obligation, and shall be satisfied first out of the Trust Fund (both allocated and unallocated shares) prior to any demand on the Company; provided, that if the Trust Fund is insufficient to satisfy the indemnity obligations to the Trustee or if the Trustee is prohibited by law from satisfying its obligations out of the Trust Fund, the Company shall assume such obligations to the extent of such insufficiency. Claims made against the Trust Fund shall first be made against unallocated ESOT Shares and, if such shares are insufficient to fulfill the indemnity obligations, against Awards allocated to Participant's Accounts (but not distributed) on a pro rata basis. No distribution of ESOT Shares and other property held in the Trust Fund that are necessary to satisfy the foregoing indemnity obligations shall be made until resolution of the Trustee's claim to indemnification.

            (3) If the Trustee undertakes, in good faith, or defends any litigation arising in connection with this Trust or the Stockholder Agreement, except for any litigation arising as a result of Trustee's own gross negligence or willful misconduct, the Trustee shall be indemnified against the Trustee's reasonable costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto. The Trustee with respect to any such litigation shall have a right to in good faith and after consultation with the Company and the Shareholders' Representatives choose an appropriate counsel to handle any such litigation. The Trustee may not settle or otherwise compromise any such litigation, or any portion thereof, in a manner that would give rise to any liability hereunder for an indemnity without the Shareholders' Representatives prior written consent, which consent shall not be unreasonably withheld; provided, that if the Trust Fund will not be sufficient to satisfy such indemnity obligations, the Company's prior written consent shall also be required, which consent shall not be unreasonably withheld.

                                ARTICLE VIII

                     RESIGNATION AND REMOVAL OF TRUSTEE

      8.46 RESIGNATION OF TRUSTEE. The Trustee may resign at any time by filing with the Shareholders' Representatives and the Company its written resignation. Such resignation shall take effect 60 days from the date of such filing or upon appointment of a successor pursuant to Section 8.3, whichever shall first occur.

      8.47 REMOVAL OF TRUSTEE. The Company and the Shareholders' Representatives may remove the Trustee at any time by delivering to the Trustee a joint written notice of its removal and an appointment of a successor pursuant to Section 8.3. Such removal shall not take effect prior to 30 days from such delivery unless the Trustee agrees to an earlier effective date.

      8.48 APPOINTMENT OF SUCCESSOR TRUSTEE. (a) The appointment of a successor to the Trustee shall take effect upon delivery to the Trustee of
(i) a joint written notice appointing such successor, executed by the Company and the Shareholders' Representatives, and (ii) an acceptance in writing, executed by such successor, both acknowledged in the same form as this Agreement.

            (1) All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as a Trustee hereunder.

            (2) If a successor is not appointed within 60 days after the Trustee gives notice of its resignation pursuant to Section 8.1, the Trustee may apply to any court of competent jurisdiction for appointment of a successor.

      8.49 TRANSFER OF FUND TO SUCCESSOR. Upon the resignation or removal of the Trustee and appointment of a successor and after the final account of the Trustee has been settled as provided in Article V, the Trustee shall transfer and deliver the Trust Fund to such successor.


                                 ARTICLE IX

        DURATION AND TERMINATION OR REVOCATION OF TRUST AND AMENDMENT

      1.50 DURATION AND TERMINATION. This Trust shall not be revocable and shall continue until all of the ESOT Shares and other property in the Trust Fund are distributed and a final accounting is prepared in accordance with Article V or such other time as agreed to by the Company and the Shareholders' Representatives; but in no event later than 90 days after December 31, 2000 (the "Termination Date"). All ESOT Shares and other property held in the Trust on the Termination Date shall be distributed to the applicable Participants pursuant to this Agreement. If any ESOT Escrow Shares continue to be held by the Escrow Agent on the Termination Date, the Shareholders' Representatives shall appoint a custodian for the Participant Accounts and the Trustee shall assign to such custodian the right to receive any such ESOT Escrow Shares upon release by the Escrow Agent. Upon receipt of any such Escrow Shares, the custodian shall distribute such shares to the Participants; provided, that any distribution shall be less any withholding tax or other obligations as provided in
Section 3.8 hereof. The Trust shall automatically terminate upon the Company giving the Trustee and Shareholders' Representatives notice of a Change of Control (as hereinafter defined). Notwithstanding any provision hereof, upon such notice of a Change of Control (i) all ESOT Shares which are allocated and subject to Vesting Conditions shall vest and be distributed to the Participants; and (ii) the Shareholders' Representatives shall direct the Trustee to sell all unallocated ESOT Shares and other non-cash assets (if any) then held in the Trust Fund and shall in good faith direct the Trustee to distribute the net proceeds less any taxes and other costs payable pursuant to Section 3.8 or Article IIIA to such Potential Participants as they may in their absolute discretion determine. As used herein, the term "Change of Control" shall mean any of the following events: (a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (i) acquisition by or directly from the Company, (ii) an acquisition by any employee benefit plan or trust sponsored or maintained by the Company; and (iii) any acquisition described in subclauses (A) or (B) of subsection (b) below; or (b) approval by the stockholders of the Company of (i) a complete dissolution or liquidation of the Company, (ii) a sale or other disposition of all or substantially all of the Company's assets or (iii) a reorganization, merger, or consolidation ("Business Consolidation") unless either (A) all or substantially all of the stockholders of the Company immediately prior to the Business Combination own more than 50% of the voting securities of the entity surviving the Business Combination, or the entity which directly or indirectly controls such surviving entity, in substantially the same proportion as they owned the voting securities of the Company immediately prior thereto, or (B) the consideration (other than cash paid in lieu of fractional shares or payment upon perfection of appraisal rights) issued to stockholders of the Company in the Business Combination is solely common stock which is publicly traded on an established securities exchange in the United States. Upon making such distributions, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

      8.51 AMENDMENT. The Company and the Shareholders' Representatives shall have the right at any time and from time to time to amend this Agreement in whole or in part, except that the duties, responsibilities, indemnification and the right to compensation of the Trustee shall not be increased or decreased without the Trustee's written consent. Any such amendment shall become effective upon (a) delivery to the Trustee of the written instrument of amendment, executed by the Company and the Shareholders' Representatives, and (b) endorsement by the Trustee on such instrument of its receipt thereof, together with its consent thereto, if such consent is required. No such amendment shall adversely affect any Award hereunder to a Participant or any Vesting Condition relating to any such Award without the consent of such Participant. It is further agreed that the preceding sentence may not be amended without the consent of each Participant who is adversely affected.


                                  ARTICLE X

                                MISCELLANEOUS

      10.52 LAWS OF ILLINOIS TO GOVERN. This Agreement and the Trust hereby created shall be construed and regulated by the laws of the State of Illinois, except as otherwise provided by Federal law.

      10.53 TITLES AND HEADINGS NOT TO CONTROL. The titles to articles and headings of sections in this Agreement are placed herein for convenience of reference only, and in case of any conflict the text of this Agreement, rather than such titles or headings, shall control.

      10.54 RELIANCE ON REPRESENTATIONS. (a) Each of the parties hereto each acknowledge that each will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of the other as set forth in this Agreement. Each of the parties hereto each agree to notify the other promptly if any of its representations, undertakings or acknowledgments set forth in this Agreement ceases to be true.

            (1) Each of parties hereto each represent and warrant to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that, in the case of the Company and the Trustee, the individual executing this Agreement on its behalf has the requisite authority to bind the Company and the Trustee to this Agreement.

      10.55 MUTUAL COOPERATION. The Company and the Shareholders' Representatives shall cooperate fully at such time and to the extent reasonably requested by the other in connection with determining any information necessary for any notices hereunder as well as for determining whether any Participants are subject to a Departure.

      10.56 TRUST FUND NOT SUBJECT TO THE CLAIMS OF CREDITORS. The Trust Fund shall not be subject to the claims of the Company's creditors.

      10.57 TRUST FISCAL AND TAX YEAR. The fiscal and tax year of Trust shall be the calendar year.

      10.58 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.59 ENTIRE AGREEMENT. This Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between such parties.

      10.60 JURISDICTION. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Northern District of Illinois and to the jurisdiction of any other competent court of the State of Illinois located in the County of Cook (collectively, the "Illinois Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, and to the non-exclusive jurisdiction of the High Court of England and Wales in London (the "English Courts"), in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts; provided that if the aforementioned Illinois Courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Illinois, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441.
Notwithstanding the foregoing, the parties hereto agree that no suit, action or proceeding may be brought in any state court in the State of Illinois unless jurisdiction is unavailable in any federal court in the State of Illinois. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Illinois Courts or the English Courts in any other court or jurisdiction.

      10.61 SERVICE OF PROCESS. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 hereof in any such action or proceeding by giving copies thereof by hand-delivery or air courier to his, her or its address as specified in or pursuant to Section 7.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

      10.62 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Shareholders' Representatives and the duly authorized officers (including the affixing of their respective seals hereto) of LaSalle Partners Incorporated and Harris Trust and Savings Bank as of the day and year first above written.


                              LASALLE PARTNERS INCORPORATED

[Seal]
                              By:   /s/ William E. Sullivan
Attest:                       Name: William E. Sullivan
                              Title: Executive Vice President and
                                     Chief Financial Officer


                               /s/ Richard Graham Rosser


                              HARRIS TRUST AND SAVINGS BANK

[Seal]
                              By:   /s/ D. G. Donovan
Attest:                       Name: D. G. Donovan
                              Title: Assistant Vice President

                               /s/ C. Patte

                              SHAREHOLDERS' REPRESENTATIVES:

Attest:                       /s/ Robert Orr
                              European Region Representative

                              /s/ Richard Graham Rosser


Attest:                       /s/ Gerry Kipling
                              Asia Region Representative

                              /s/ George Forrai


Attest:                       /s/ Donald Leslie Harrington
                              Australasia Region ESOT Representative


                              /s/Anthony Francis Segedin